                                                                   EXHIBIT 10.16

                                EXPLANATORY NOTE

                  THE OBLIGATIONS OF REID PLASTICS, INC. UNDER THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT BELOW, WHICH IS BEING FILED AS EXHIBIT
10.16 TO THE REGISTRATION STATEMENT, HAS BEEN ASSUMED BY CONSOLIDATED CONTAINER HOLDINGS LLC AND CONSOLIDATED CONTAINER COMPANY LLC UNDER THE ASSUMPTION AGREEMENT DATED AS OF JULY 2, 1999 AMONG REID PLASTICS HOLDINGS, INC., CONSOLIDATED CONTAINER HOLDINGS LLC AND CONSOLIDATED CONTAINER COMPANY LLC.

                                *  *  *  *  *  *

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

                  AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement"), made as of September 15, 1998, by and between REID PLASTICS, INC., a Delaware corporation (the "Company"), and B. JOSEPH ROKUS ("Executive").

                                    RECITALS

                  WHEREAS Executive and the Company have entered into an employment agreement dated October 15, 1997 (the "Prior Agreement");

                  WHEREAS the parties hereto wish to amend and restate the Prior Agreement as provided herein;

                  WHEREAS Executive is willing to continue his employment with the Company and perform services for the Company, on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, the parties hereto agree as follows:

                  1.       EMPLOYMENT.

                  1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the Term (as hereinafter defined) as its (a) President and Chief Executive Officer or (b) Chairman of the Board of Directors ("Chairman"). In the capacity as President and Chief Executive Officer or Chairman, Executive shall report to the Company's Board of Directors (the "Board"). As President and Chief Executive Officer of the Company, Executive shall have the customary powers, responsibilities and authorities of presidents and chief executive officers of corporations of the size, type and nature of the Company, as it exists




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                                                                               2


from time to time, as well as those assigned by the Board. As Chairman, Executive shall have the powers, responsibilities and authorities assigned by the Board. Executive shall be provided with secretarial and other support personnel and an office as are reasonably necessary for him to carry out his duties and responsibilities hereunder.

                  1.2 Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as the Company's President and Chief Executive Officer commencing, for both positions, on the date of the closing (the "Closing Date") of the transaction contemplated in the Master Reorganization Agreement, dated as of October 10, 1997, as amended, by and between Vestar Reid LLC ("Vestar Reid") and Reid Plastics Holdings, Inc. (the "Reorganization Agreement"). Executive agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection with his acting as President and Chief Executive Officer or Chairman of the Company. Executive shall perform such duties and exercise such powers, commensurate with his positions as the President and Chief Executive Officer or Chairman of the Company, as the Board shall from time to time delegate to him on such terms and conditions and subject to such restrictions as such Board may reasonably from time to time impose.

                  1.3 Nothing in this Agreement shall preclude Executive, so long as in the reasonable determination of the Board such activities do not materially interfere with his duties and responsibilities hereunder, from engaging in charitable and community affairs or from serving as a member of the boards of directors of up to two companies which are not involved in the purchase, sale, lease, management of or other dealing in any property or the rendering of any service purchased, sold, leased, managed, dealt in or rendered by any of Reid Plastics Holdings, Inc. and its subsidiaries.




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                                                                               3


                  1.4 Except for routine travel incident to the business of the Company, Executive shall perform his duties and obligations under this Agreement from an office provided by the Company which is located within a 25 mile radius of Arcadia, California.

                  1.5 So long as Executive is an executive officer or Chairman of the Company or any of its subsidiaries, Vestar Reid shall, and shall cause each of its transferees which it controls to, vote its shares of voting stock of the Company to have Executive elected to the Board. Executive agrees that he shall accept such election and shall not receive any additional compensation therefor.

                  2. TERM OF EMPLOYMENT. Executive's term of employment under this Agreement shall commence on the Closing Date and, subject to the terms hereof, shall terminate on the earlier of (i) the fifth anniversary of the Closing Date (the "Termination Date") or (ii) the termination of Executive's employment pursuant to Section 6 of this Agreement; PROVIDED, HOWEVER, that any termination of employment by Executive (other than for death or Permanent Disability or as otherwise provided herein) may only be made upon 90 days prior written notice to the Company; PROVIDED, FURTHER, that this Agreement will be automatically renewed and the Term extended for up to two additional one-year periods commencing on the fifth and/or sixth anniversaries of the Closing Date, respectively (a "Special Renewal"), so long as a Liquidity Event or Subsequent Event may subsequently occur and result in the payment of a Rokus Contingent
Section 2.4 Payment, Rokus Deferred

Compensation or a Rokus Special Bonus (as each such term is defined in the Reorganization Agreement, as amended) (PROVIDED, that (i) any such one-year Special Renewal period shall terminate immediately on the first date on which there is no longer a possibility that a Liquidity Event or Subsequent Event may subsequently occur and result in the payment of a Rokus Contingent Section 2.4 Payment, Rokus Deferred Compensation or a Rokus Special Bonus and (ii) the Agreement thereupon shall expire unless (x) the notice referred to in the next proviso has not been timely given and the Agreement is renewed pursuant to such proviso or (y) prior to such termination of any Special Renewal period each of Executive and the Company delivers written notice that it wishes to extend the Term, in which case the Term shall be extended to the date mutually agreed upon by Executive and the Company in such written notices); and PROVIDED, FURTHER, that this Agreement shall be automatically renewed and the Term extended for additional one-year periods commencing on (x) the fifth anniversary of the Closing Date or (y) in the event of a Special Renewal, the expiration or termination of the relevant Special Renewal period, and on each anniversary date thereafter, unless the Company or Executive provides 90 days' prior written notice in accordance with Section 8 before the end of such initial five-year term or any one-year renewal period (any reference to the "Term" of this Agreement will include the initial five-year term and any additional one-year periods for which this Agreement is renewed, excluding the portion of any one-year Special Renewal period subsequent to a termination date referred to in clause (i) of the preceding proviso).

                  3.       COMPENSATION.

                  3.1 SALARY. The Company shall pay Executive a salary (the "Salary") at the rate of (a) $650,000 per annum for the period commencing on the beginning of Executive's term of employment hereunder and ending on September 14, 1998 and (b) $250,000 per annum for the period commencing on September 15, 1998 and ending on the expiration of the Term; PROVIDED, that Executive shall have the right to require the Company to increase his Salary (and to implement a parallel reduction of payments pursuant to Section 2.4(a)(i)(2) of the Reorganization Agreement, as amended) to the extent that the Company is prohibited, by contract or otherwise, from making all or any portion of the payments to Executive pursuant to Section 2.4(a)(i)(2) of the Reorganization Agreement, as amended (it being understood that, unless the Salary shall have been increased in accordance with the second succeeding sentence, the sum of the Salary and payments to Executive pursuant to
Section 2.4(a)(i)(2) of the Reorganization Agreement, as amended, shall at no time exceed $650,000 per annum); and PROVIDED, FURTHER, that in the event of a Special Renewal, Executive's Salary for the ensuing one-year Special Renewal period shall be no more than $250,000 per annum (or, if Executive continues to be employed as Chief Executive Officer of the Company during such one-year Special Renewal period, the Salary Executive was receiving immediately prior to such Special Renewal). The Salary shall be payable in accordance with the ordinary payroll practices of the Company. Any increase in the Salary shall be in the discretion of the Board (subject to the proviso to the second preceding sentence and to Section 2(a)(ii) of the Agreement dated as of the date hereof among Executive, the Company, Reid Plastics Holdings, Inc., Vestar Reid, ING Equity Partners, L.P. I and Tari F. Rokus (the "Rokus Settlement Agreement") and, as so increased, shall constitute "Salary" hereunder. Salary may not be reduced below (a) $650,000 per annum prior to September 14, 1998 and (b) subject to the proviso to the third preceding sentence and to Section 2(a)(ii) of the Rokus Settlement Agreement, $250,000 per annum thereafter.

                  3.2 ANNUAL BONUS. In addition to his Salary, Executive shall be eligible to participate in the Company's annual bonus plan (the "Bonus") during the Term based on performance criteria determined by the Board in its sole discretion. Executive's Bonus, if any, shall be calculated as if Executive's Salary was $400,000 per annum.

                  3.3 COMPENSATION PLANS AND PROGRAMS. Executive shall be eligible to participate in any compensation plan or program maintained by the Company in which other




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                                                                               6


senior executives of the Company participate on terms comparable to those applicable to such other senior executives.

                  4.       EMPLOYEE BENEFITS.

                  4.1 EMPLOYEE BENEFIT PROGRAMS, PLANS AND PRACTICES. The Company shall provide Executive during the Term with coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with his positions in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company makes available to its senior executives.

                  4.2 VACATION AND FRINGE BENEFITS. Executive shall be entitled each year to vacation for a period of five (5) weeks, during which time his Salary shall be paid in full. In addition, Executive shall be entitled to the lease of a Mercedes-Benz S-class sedan or an equivalent automobile and the expenses associated with driving and maintaining the vehicle, including insurance and a cellular telephone, will be paid by the Company; PROVIDED, HOWEVER, that the total cost of such lease shall be commensurate with the Company's past practice. Executive shall also be entitled to the other perquisites and fringe benefits made available to senior executives of the Company, commensurate with his position with the Company, which shall include membership dues not in excess of an aggregate of $15,000 per annum for clubs and civic and professional organizations.

                  4.3 INDEMNIFICATION. The Directors Indemnification Agreement, dated as of March 3, 1995, by and among Reid Plastics Holdings, Inc., Reid Intermediate Holdings, Inc., the Company and Executive is and shall remain in full force and effect. If the Company provides any officer or director of the Company with indemnification rights more favorable then those rights provided to Executive pursuant to the aforementioned Directors Indemnification Agreement, the Company shall grant such rights to Executive.

                  5. EXPENSES. Executive is authorized to incur reasonable costs and expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company's policy) accounts of such expenditures.

                  6.       TERMINATION OF EMPLOYMENT.

                  6.1 TERMINATION NOT FOR CAUSE OR FOR GOOD REASON. (a) The Company may terminate Executive's employment at any time for any reason. If Executive's employment is terminated by the Company, other than for Cause (as defined in Section 6.4(b) hereof) or as a result of Executive's death or Permanent Disability (as defined in Section 6.2 hereof), or if Executive terminates his employment for Good Reason (as defined in 6.1(c) hereof), in each case prior to the expiration of the Term, Executive shall receive such payments, if any, under applicable plans or programs, including but not limited to those referred to in Section 3.3 hereof, to which he is entitled pursuant to the terms of such plans or programs. In addition, Executive shall be entitled to receive an amount (the "Termination Amount") equal to the Salary otherwise payable over the remainder of the Term (PLUS, in the event of a Special Renewal commencing on the fifth anniversary of the Closing Date and a termination of Executive's employment prior to the sixth anniversary of the Closing Date (and so long as there is a possibility that a Liquidity Event or Subsequent Event may subsequently occur and result in the payment of a Rokus Contingent Section 2.4 Payment, Rokus Deferred Compensation or a Rokus Special Bonus), an amount equal to one year of Salary) PLUS the amounts otherwise payable to Executive pursuant to Section 2.4(a)(i)(2) of the Reorganization Agreement, as amended; PROVIDED, that in the event of a payment pursuant to this Section 6.1(a) of amounts otherwise payable under Section 2.4(a)(i)(2) of the Reorganization Agreement, as amended, the amounts payable in Section 2.4(a)(i)(2) of the Reorganization Agreement, as amended, shall be reduced to zero. The Termination Amount shall be payable, at the option of Executive, either (x) in monthly installments over the remainder of the Term or (y) in a single cash lump sum equal to the present value of the payments referred to in clause (x), discounted to present value using an 8.0% interest rate per annum; PROVIDED, that in no event shall Executive receive a single lump sum payment (i) of more than $1 million in any one fiscal year from the acceleration of payments otherwise payable pursuant to Section 2.4(a)(i)(2) of the Reorganization Agreement, as amended or (ii) of amounts due to Executive upon termination of Executive's employment during a Special Renewal period; and PROVIDED, FURTHER, that any monthly installments of amounts due to Executive upon termination of Executive's employment during a Special Renewal period shall immediately cease on the first date on which there is no longer a possibility that a Liquidity Event or Subsequent Event may subsequently occur and result in the payment of a Rokus Contingent Section 2.4 Payment, Rokus Deferred Compensation or a Rokus Special Bonus. In addition, Executive shall be entitled to receive (x) a single cash lump sum payment (the "Compensation Payment") in respect of compensation earned but not yet paid (including any deferred Bonus payments and payments for vacation accrued but not used as of the date of such termination); PROVIDED, that the calculation for accrued but unused vacation shall be made as if Executive's Salary was $650,000 per annum; and PROVIDED, FURTHER, that in no event shall Executive receive more than the sum of $3.25 million (other than in respect of accrued but unused vacation or an increase in Salary pursuant to Section 3.1) between October 15, 1997 and October 15, 2002 as a result of payments of Salary pursuant to the terms of this Agreement and payments pursuant to Section 2.4(a)(i)(2) of the Reorganization Agreement, as amended), and (y) continued coverage for the remainder of the Term under any employee medical, disability and life insurance plans in accordance with the respective terms thereof (unless such coverage is provided by Executive's subsequent employer). The Company shall also pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses not in excess of $10,000 in the aggregate incurred by Executive for outplacement services selected by Executive until the earlier of (i) the first anniversary of the date of termination of employment hereunder or (ii) the date on which Executive commences employment with another employer.

                  (b) The Compensation Payment (and, if the Termination Amount is paid in a lump sum, the Termination Amount) shall be paid by the Company to Executive within 30 days after the termination of Executive's employment by cashier's or certified check payable to the order of Executive or by wire transfer to an account specified by Executive; PROVIDED, that if the Termination Amount is paid in a lump sum, and the portion of the Termination Amount which is attributable to acceleration of amounts otherwise payable to Executive pursuant to Section 2.4(a)(i)(2) of the Reorganization Agreement, as amended, exceeds $1 million, then such excess amount shall be paid by the Company to Executive on the first anniversary of such lump sum payment by cashier's or certified check payable to the order of Executive or by wire transfer to an account specified by Executive.

                  (c) For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):

                         (i) Any material breach by the Company of any provision of this Agreement, including any material reduction or alteration by the Company of Executive's duties or responsibilities (except in connection with the termination of Executive's employment for Cause, as a result of Permanent Disability, as a result of Executive's death or by Executive other than for Good Reason (it being understood that the removal of Executive from any position or positions with the Company, or a reduction or alteration in Executive's duties in connection with such removal, shall not constitute Good Reason if Executive is offered by the Company the position of Chief Executive Officer, with the customary powers, responsibilities and authorities of chief executive officers of corporations of the size, type and nature of the Company, or Chairman or, if the Company is not controlled by Vestar Reid or any of its affiliates, Vice Chairman of the Board); or

                        (ii) A reduction by the Company in Executive's Salary.

                  6.2 PERMANENT DISABILITY. If the Executive suffers a "permanent and total disability" within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended ("Permanent Disability"), the Company or Executive may terminate Executive's employment on written notice thereof, and Executive shall receive or commence receiving, as soon as practicable:

                         (i) a monthly payment, for the remainder of the Term, equal to the excess of: (a) one-twelfth of the Salary over (b) the monthly benefits (increased to reflect the pre-tax equivalent of such benefits (assuming Executive to be in the highest applicable tax brackets) had such benefits been paid to the Executive as compensation, such calculations creating the "Pre-Tax Equivalent") payable pursuant to the terms of a disability insurance policy or similar arrangement which the Company maintains during the Term;

                        (ii)        the Compensation Payment;

                       (iii) such payments under applicable plans or programs, including but not limited to those referred to in Section 3.3 hereof, to which he is entitled pursuant to the terms of such plans or programs; and

                        (iv) continued coverage for the remainder of the Term under any employee medical plan in accordance with the terms thereof.

                  6.3 DEATH. In the event of Executive's death during the Term Executive's estate or designated beneficiaries shall receive or commence receiving, as soon as practicable:




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                                                                              11


                         (i) the excess of: (a) the Salary payable over the remainder of the Term over (b) the Pre-Tax Equivalent of any death benefits provided under the employee benefit programs, plans and practices referred to in Section 4.1 hereof, in accordance with their terms;

                        (ii)        the Compensation Payment; and

                       (iii) such payments under applicable plans or programs, including but not limited to those referred to in Section 3.3 hereof, to which Executive's estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

                  6.4 VOLUNTARY TERMINATION BY EXECUTIVE; DISCHARGE FOR CAUSE.
(a) The Company shall have the right to terminate the employment of Executive for Cause. In the event that Executive's employment is terminated by the Company for Cause, as hereinafter defined, or by Executive other than for Good Reason or other than as a result of Executive's Permanent Disability or death, prior to the Termination Date, Executive shall only be entitled to receive the Compensation Payment and Executive shall not be entitled, among other things, to the payment of any Bonus in respect of all or any portion of the fiscal year in which such termination occurs. After the termination of Executive's employment under this Section 6.4, the obligations of the Company under this Agreement to make any further payments (except for the Compensation Payment and the payment of insurance premiums pursuant to Section 6.1(a)), or provide any benefits specified herein, to Executive shall thereupon cease and terminate.

                  (b) As used herein, the term "Cause" shall be limited to (i) willful malfeasance or willful misconduct by Executive in connection with his employment, (ii) continuing refusal by Executive to perform his duties hereunder or any lawful direction of the Board as required under Section 1.2, after notice of any such refusal to perform such duties or direction was given to Executive,
(iii) any breach of the provisions of Section 12 of this Agreement by Executive or any other material breach of this Agreement by Executive or any breach by Executive of the Non-




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                                                                              12


Competition Agreement entered into between Executive and the Company on the date hereof (the "Noncompetition Agreement") or (iv) the commission by Executive of
(a) any felony or (b) a misdemeanor involving moral turpitude. Termination of Executive pursuant to this Section 6.4 shall be made by delivery to Executive of a copy of a resolution duly adopted in good faith by the affirmative vote of not less than a majority of the Directors at a meeting of the Board called and held for the purpose (after 30 days prior written notice to Executive and reasonable opportunity for Executive to be heard before the Board prior to such vote), finding that in the reasonable judgment of such Board, Executive was guilty of conduct set forth in any of clauses (i) through (iv) above and specifying the particulars thereof.

                   7. MITIGATION OF DAMAGES. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment hereunder.

                  8. NOTICES. All notices or communications hereunder shall be in writing, addressed as follows:

                  To the Company:

                           Reid Plastics, Inc.
                           21700 East Copley Dr.
                           Suite 200
                           Diamond Bar, CA  91765
                           Attn: Chief Executive Officer and
                             Chief Operating Officer

                  with copies to:

                           James P. Kelley, Managing Director
                           Vestar Capital Partners
                           1225 Seventeenth Street, Suite 1660
                           Denver, CO  80202



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                                                                              13


                                            and

                           Peter J. Gordon, Esq.
                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York  10017

                  To Executive:

                           Mr. B. Joseph Rokus
                           1020 Fallen Leaf Road
                           Arcadia, CA  91006

                  with a copy to:

                           Steven D. Eisenberg, Esq.
                           Morgan, Lewis & Bockius
                           300 South Grand Avenue - 22nd Fl.
                           Los Angeles, CA  90071

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

                  9. SEPARABILITY; LEGAL FEES. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

                  10. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

                  11. AMENDMENT. This Agreement may only be amended by written agreement of the parties hereto.

                  12. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. (a) Prior to the fifth anniversary of the termination of Executive's employment with any of the Company and its affiliates, Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 12(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company and its affiliates or customers, that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).

                  (b) Executive agrees that any breach of the covenants contained in this Section 12 or in the Noncompetition Agreement would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Section 12 by Executive.

                  13. BENEFICIARIES; REFERENCES. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

                  14. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 14 are in addition to the survivorship provisions of any other section of this Agreement.

                  15. GOVERNING LAW. This Agreement shall be construed under and governed by the laws of the State of California applicable to contracts made and to be performed therein.

                  16. EFFECT ON PRIOR AGREEMENTS. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and Executive regarding Executive's employment, including, but not limited to, the Prior Agreement, but excluding the Noncompetition Agreement and the Rokus Settlement Agreement.

                  17. WITHHOLDING. The Company shall be entitled to withhold from payment any amount of withholding required by law.

                  18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

                  IN WITNESS WHEREOF, the parities hereto have executed this Agreement as of the date first written above.

                                            REID PLASTICS, INC.

                                            By:  /s/ B. JOSEPH ROKUS
                                               ----------------------
                                               Name: B. Joseph Rokus
                                               Title:  CEO

                                                 /s/ B. JOSEPH ROKUS
                                            -------------------------
                                                B. JOSEPH ROKUS


Acknowledged and agreed with respect to Section 1.5 only:

VESTAR REID LLC

By:  VESTAR CAPITAL PARTNERS III, L.P.
Its: Managing Member

By:  VESTAR ASSOCIATES III, L.P.
Its: General Partner

By:  VESTAR ASSOCIATES CORPORATION III
Its: General Partner


By:      /S/ JAMES P. KELLEY
       -----------------------
         Name:  James P. Kelley
         Title: Managing Director